HEI Exhibit 4.2
FIFTH AMENDMENT TO MASTER TRUST AGREEMENT BETWEEN
HAWAIIAN ELECTRIC INDUSTRIES, INC. AND
AMERICAN SAVINGS BANK, F.S.B. AND
FIDELITY MANAGEMENT TRUST COMPANY

THIS Fifth AMENDMENT TO THE MASTER TRUST AGREEMENT is made and entered into effective March 1, 2020, unless otherwise stated herein, by and between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”) and Fidelity Management Trust Company (the “Trustee”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a master trust agreement for the Hawaiian Electric Industries Retirement Savings Plan and the American Savings Bank 401(k) Plan (collectively and individually, the “Plan”), dated as of September 4, 2012, and amended by a First Amendment, effective March 1, 2015, by a Second Amendment, effective January 1, 2018, by a Third Amendment, effective July 1, 2018, by a Fourth Amendment, effective June 26, 2019, and further amended by letters of direction that were executed by the Sponsor and the Trustee and that specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Master Trust Agreement”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Master Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Master Trust Agreement by:

(1) Amending Schedule A, Administrative Services, to restate subsection (e) under the “Other” section in its entirety, as follows:

(e) Qualified Domestic Relations Order Processing: The Trustee will determine whether a judgment, decree or order, including approval of a property settlement agreement relating to benefits under the Plan, which provides for child support, alimony payments or marital property rights for the benefit of a spouse, former spouse or other dependent of a Participant is “qualified” under section 414(p) of the Code and section 206(d) of ERISA. The specific procedures associated with this service are detailed in the Plan's QDRO Approval Guidelines and Procedures (“QDRO Guidelines”). The service will commence only after the Trustee’s receipt of a Sponsor direction and related documentation (e.g., Service Authorization). The Trustee will provide full joinder response only upon specific Sponsor direction and payment of the additional fee listed in Schedule B. The Administrator shall notify the Trustee of any pending domestic relations order (“DRO”) that the Administrator is or becomes aware of and direct the Trustee to restrict the affected Participant’s account in accordance with the QDRO Guidelines.

(2) Amending Schedule B, Fee Schedule, to add the following.

QDRO Qualifications	Fee
Review of one defined contribution plan order generated on the Fidelity QDRO Web site and not materially altered.	$300 each
Review of one defined contribution plan order that was not generated on the QDRO Web site or was generated on the Web site, but materially altered	$1,200 each
Review of a combination of any two or more defined contribution plans mentioned in an Order.	$1,800 each
Full Joinder Response	$250 each

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fifth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Master Trust Agreement, each party may rely without duty of inquiry on the foregoing representation. The Sponsor acknowledges that this Fifth Amendment may contain service and/or compensation information intended by the Trustee to satisfy the disclosure requirements of Department of Labor regulation section 2550.408b-2(c)(1).

HAWAIIAN ELECTRIC INDUSTRIES, INC.	FIDELITY MANAGEMENT TRUST
AND AMERICAN SAVINGS BANK, F.S.B.	COMPANY
BY: HAWAIIAN ELECTRIC INDUSTRIES,
INC. PENSION INVESTMENT COMMITTEE
By: _/s/ Kurt Murao______________12/10/2019	By: _/s/ Greg Gardiner___________12/16/2019
Authorized Signatory Date	Authorized Signatory Date
Name: Kurt Murao
Title: Secretary
By: _/s/ Greg Hazelton____________12/16/2019
Authorized Signatory Date
Name: Greg Hazelton
Title: EVP and Chief Financial Officer

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